Exhibit 99.1


                      [ALL STAR GAS CORPORATION LOGO]


 FOR IMMEDIATE RELEASE - July 15, 1998
 Lebanon, Missouri


           All Star Gas Corporation announced today that it expects to use a portion of its 30 day grace period to pay interest on its $127,200,000 principal amount of its 12-7/8% Senior Secured Notes due 2004.

           On July 15, 1998, the Company advised the Trustee, State Street Bank, that the $4.5 million dollar payment would be paid within the 30 day grace period. The Company cited unusually warm weather, lower petroleum prices which have caused a decrease in customer demand for pre-paid gas contracts and delays in several sale transactions for its temporary shortage in cash flow. The Company fully intends to make the required payment within the grace period allowed.



                        For More Information Contact
                  Valeria Schall, Executive Vice President
                                417-532-3103